Exhibit 3(i)


Approved by the Division of Corporations         <Stamped: Received
and Commercial Code of the Utah State             SEP -8  PM 2:45
Department of Business Regulation                 Division of Corporations
on the 6th day of Sept AD 1985                    State of Utah
Corporate Documents Examiner /s/ BS.              116708>
Fees paid $ 50.00


                    ARTICLES OF INCORPORATION

                                OF

                           BP 150, INC.

      We, the undersigned, natural persons over the age of twenty-one (21) years, acting as incorporators of a Corporation under the Utah Business Corporation Act, adopt the following Articles of Incorporation for such Corporation.

                            ARTICLE I
                          CORPORATE NAME

     The name of the Corporation is BP 150, INC.

                            ARTICLE II
                             DURATION

     The duration of the Corporation is perpetual.

                           ARTICLE III
                         GENERAL PURPOSES

    The purposes for which this Corporation is organized are (1) to engage in the acquisition of any type of assets and properties, (2) to acquire or merge into an existing business, (3) to purchase, own, lease, manage, sell, operate, invest in, develop and produce any and all real property, personal property, mineral, oil and gas property and all matters related or ancillary thereto,
(4) to develop research, produce, distribute, market, and license products, equipment, and services and all matters related or ancillary- thereto, (5) to design, develop and manufacture scientific products, and (6) to do all things and engage in all lawful transactions which a Corporation organized under the laws of the State of Utah might do or engage in even though not expressly stated herein.

                            ARTICLE IV
                        AUTHORIZED SHARES

     The aggregate number of shares the Corporation shall have authority to issue is one hundred million (100,000,000) shares with a par value of $0.001 per share. All stock of the Corporation shall be of the same class with the same rights and preferences. Any stock of the Corporation which is fully paid shall not be subject to further call or assessment for any purpose.

                            ARTICLE V
                     COMMENCEMENT OF BUSINESS

     The Corporation will not commence business until at east One Thousand and no/100 Dollars ($1,000) in cash has been received by it as consideration for the issuance of its shares.


                            ARTICLE VI
                   REGISTERED OFFICE AND AGENT

     The post office address of the Corporation's initial registration office is 420 East South Temple, No. 350, Salt Lake City Utah 84111.
     The name of its initial registered agent at such address is Wallace T. Boyack.

                           ARTICLE VII
                ABOLISHMENT OF PRE-EMPTIVE RIGHTS

     The authorized and treasury stock of this Corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Any and all shareholders have no pre-emptive rights to acquire unissued shares of the stock of this Corporation.

                           ARTICLE VIII
                            DIRECTORS

    The number of directors constituting the initial Board of Directors of the Corporation is three (3), and the names and addresses of the persons who are to serve as Directors until the first annual meeting of the shareholders or until their successors are elected and shall qualify, are:

          Doug Hunt                            Larry Anderson
          997 North 4500 West                  4583 West Dundee
          West Point, Utah 84105               Highland, Utah 84003

          Roy Strong
          5118 La Mancha Way
          Taylorsville, Utah 84118

     The number of Directors of the Corporation is at least three (3), but not more than nine (9), as established by resolution of the Board of Directors.

                            ARTICLE IX
                          INCORPORATORS

The names and addresses of the incorporators are:

     Merrill G. Hansen                       Dennis Wright
     Suite 350, IBM Building                 Suite 350, IBM Building
     420 East South Temple                   420 East South Temple
     Salt Lake City, Utah 84111              Salt Lake City, Utah 84111

                          Maureen Holbrook
                          Suite 350, IBM Building
                          420 East South Temple
                          Salt Lake City, Utah 84111


                            ARTICLE X
                 OFFICERS AND DIRECTORS CONTRACTS

     No contract or other transaction between this Corporation and any other corporation or other business entity shall be affected because a Director or officer of this Corporation is interested in or is a Director or Officer of such other corporation; and any Director or Officer, individually or jointly, may be a party to or may be interested in any Corporation or transaction of this Corporation or in which this Corporation is interested; and no contract or other transaction of this Corporation with any person, firm or corporation shall be affected because any Director or Officer of the Corporation is a party to or is interested in such contract, act or transaction or any way connected with such person, firm or corporation, and any person who may become a Director or Officer of this Corporation is hereby relieved from liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any firm, association or corporation in which he may be in any way interested, provided said Director or Officer acts in good faith.

                            ARTICLE XI
                  EXEMPTION FROM CORPORATE DEBTS

     The private property of the shareholders shall not be subject to the payment of any Corporate debts to any extent whatsoever.

                           ARTICLE XII
                     CLASSES OF COMMON STOCK

     There shall be only one (1) class of common stock.

    DATED this 3rd day of September, 1985.

                                        /s/ Dennis Wright
                                        -------------------------
                                        DENNIS WRIGHT

                                        /s/ Maureen Holbrook
                                        --------------------------------
                                        MAUREEN HOLBROOK

                                         /s/ Merrill G. Hansen
                                        -----------------------------
                                        MERRILL G. HANSEN

     Subscribed and sworn to before me this 5th day of September, 1985, appeared the foregoing incorporators.

                                          Lauren Hansen
                                          ------------------------
                                          Notary Public
                                          Residing at Salt Lake County

My Commission Expires:

   6/30/87
   -----------
                               -4-

                    ACCEPTANCE of APPOINTMENT
                       AS REGISTERED AGENT

   The undersigned hereby accepts serving as initial registered agent for BP 150, Inc., a Utah corporation, as provided in Article VI of the Articles of Incorporation.

    DATED this 5 day of September, 1985.
                                                  /s/ Wallace Boyack
                                                  -------------------